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Exhibit 10.6

FIRST AMENDMENT TO
MANAGEMENT INCENTIVE PLAN
OF
INTERNATIONAL MULTIFOODS CORPORATION

As Amended and Restated Effective as of March 1, 1998

        Section 3.1 titled "Performance Based Awards" is hereby amended to read in its entirety as follows:

        3.1    Performance Based Awards.    The Participants for an Award Year shall be eligible to receive an award of incentive compensation upon the attainment of performance targets selected by the Committee that are established based upon one or more of the following performance measures (these performance measures may be applied on an absolute or comparative basis, and may be applied at the corporate, affiliate, group, unit or division level):

  (a)
  economic value added ("EVA®") reflecting net operating profits after taxes less a capital charge with such adjustments as are deemed appropriate by the Committee;

  (b)
  earnings per share;

  (c)
  net income;

  (d)
  return on assets;

  (e)
  return on equity; and/or

  (f)
  operating earnings.

        The performance targets shall be designated by the Committee prior to or within 90 days following the commencement of each Award Year and may relate to one or any combination of two or more of corporate, affiliate, group, unit, division or individual performance. The Committee, in the exercise of its discretion, shall determine, as a percentage of base annual salary, the amount of the Target Award for each Participant, and the performance targets that must be met as a condition to an award of incentive compensation equal to the Target Award or an award of incentive compensation less than or greater than the Target Award. The Committee, in the exercise of its discretion, also may establish an incentive bank in the name of each Participant which shall be credited or charged in such manner as is deemed appropriate by the Committee in the event performance exceeds or falls short of the performance targets, with the incentive compensation payable in subsequent Award Years adjusted in such manner as is deemed appropriate by the Committee to account for the positive or negative balance in the incentive bank of the Participant. For purposes of this Section 3.1, the term "base annual salary" means the base annual salary paid by Multifoods and its subsidiaries to an employee for services rendered during the Award Year, exclusive of commissions, fringe benefits, expense allowances, incentive compensation and other similar payments or benefits, but inclusive of amounts contributed from base annual salary by means of salary reduction to the Supplemental Deferred Compensation Plan of International Multifoods Corporation, the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation or to the Multifoods Flexible Spending Account Plan (or any other plan maintained by Multifoods or a subsidiary of Multifoods that is intended to qualify under Sections 125 or 401(k) of the Code).

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  Exhibit 10.6
FIRST AMENDMENT TO MANAGEMENT INCENTIVE PLAN OF INTERNATIONAL MULTIFOODS CORPORATION As Amended and Restated Effective as of March 1, 1998